EXHIBIT 99.1
SPECTRALINK TO ACQUIRE KIRK TELECOM
Leading North American and European Wireless Telephone Providers Will Join Forces to Deliver
Expanded Product Portfolio to Businesses Worldwide
BOULDER, Colo. and HORSENS, Denmark, Dec. 12, 2005 — SpectraLink Corp. (Nasdaq: SLNK), the North American leader in workplace wireless telephony, today announced it has entered into a definitive agreement to acquire KIRK telecom (KIRK), a leading global provider of on-site, wireless communications products, based in Denmark.
Under the terms of the agreement, SpectraLink will pay a total of DKr 388 million (approximately $61.3 million) in cash to purchase all the stock of KIRK from its stockholders. The transaction is subject to the completion of a number of conditions. Avondale Partners, LLC served as exclusive financial advisor to SpectraLink in connection with the transaction. The acquisition will significantly increase SpectraLink’s international reach by augmenting its distribution channels and geographical market penetration, further extending its leadership in workplace wireless telephony. The combination of the two companies expands SpectraLink’s product portfolio to include a complete product portfolio that incorporates all major enterprise wireless voice technologies (Wi-Fi, DECT and proprietary systems).
Under the transaction, which is expected to close Jan. 3, 2006, KIRK will become a SpectraLink company while continuing to do business under the KIRK name. SpectraLink obtained combined debt financing of $40 million in the form of a three-year term loan and revolving credit line. Those loans are secured by SpectraLink’s assets. The company will use a combination of debt and up to $30 million of its own cash to acquire all of the outstanding shares of KIRK. Management believes that this acquisition will be accretive to earnings in its first year.
In its last fiscal year ended April, 30, 2005, KIRK had revenues of $35.9 million and net income of $2.7 million. KIRK scantel, a division that offers consumer-grade telephones in Scandinavia, will remain a wholly-owned subsidiary.
“With this acquisition, SpectraLink will have an unrivaled breadth and depth of expertise and products for workplace wireless telephony,” said John Elms, president and CEO of SpectraLink. “Adding DECT technology expands our market potential in the U.S. and KIRK telecom’s distribution channels provide additional reach overseas for our Wi-Fi products. The combined companies create a truly global organization with significant distribution in more than 40 countries.”
DECT is a widely adopted technology in both Europe and Asia-Pacific. Last year in Europe alone, more than one million DECT handsets were sold into the enterprise. There is now significant opportunity for growth in North America as a result of regulatory changes made by the FCC earlier this year facilitating the sale of DECT products in the U.S.
“By combining two well-established companies that are leaders in workplace wireless telephony, we can provide extraordinary selection and support to our customers and partners,” said Peter Skov, managing director at KIRK. “I am proud that we are entering into this acquisition and look forward to the combined organization becoming a truly global leader in this industry,” Skov added.
Through the additional distribution channels gained in the acquisition, SpectraLink will continue to drive workplace Wi-Fi adoption by making its NetLink Wireless Telephones available to more enterprise customers across Europe and Asia. Staff worldwide in industries such as healthcare, retail and hospitality will benefit from increased productivity, improved customer service and more efficient communication.
SpectraLink will hold an audio webcast to discuss this acquisition today, Dec. 12, 2005, at 11 a.m. Eastern time. You can access the webcast and replay at www.spectralink.com.
About KIRK
KIRK telecom is a privately owned Danish company, developing, manufacturing and marketing wireless communication solutions. KIRK telecom is a well-established and leading player on the market for wireless on-site communication solutions based on license free radio standards. Products are sold under the KIRK brand as well as incorporated into OEM solutions. Read more at www.KIRKtelecom.com

About SpectraLink
SpectraLink, the North American leader in workplace wireless telephony, delivers the power of mobile voice and messaging applications to businesses worldwide. Seamlessly integrating with VoIP and traditional telephony platforms, SpectraLink’s scalable technology provides instant access to people and business-critical information. SpectraLink handsets free on-premises employees to be more accessible, productive and responsive. For more information, visit www.spectralink.com or call 1-800-676-5465.
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This release may contain forward-looking statements that are subject to many risks and uncertainties, including satisfaction of the closing conditions to the transaction; the expected timetable for completing the transaction; difficulties in integrating the operations, technologies, products, and personnel of SpectraLink and KIRK; benefits of the transaction; expectations that the acquisition will be accretive to SpectraLink’s results; the unpredictable growth in international sales; new mergers or acquisitions may not result in increased future sales of SpectraLink’s products and services; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises Wireless Telephone Systems; and inherent risks involved in integrating acquisitions. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004, and subsequent Form 10-Q filings.